Exhibit 99.2


Phantom Fiber Corporation Announces OTCBB Ticker Symbol Change to PHMF

      New Name and Ticker Symbol Reinforces Phantom Fiber's Business Model

Toronto, ON - July 21, 2004 - Phantom Fiber Corporation (OTCBB: PHMF, PVSS), the leading provider of secure wireless technology and mobile solutions, announced today that its OTC Bulletin Board symbol PHMF is effective immediately. Phantom Fiber Corporation, formerly Pivotal Self-Service Technologies Inc, has changed the ticker symbol from PVSS to PHMF.

The ticker symbol changes coincides with the Company's recent name change in a focused initiative to communicate its evolution towards next generation wireless technology and solutions. As the leading provider of secure wireless technology and mobile solutions, Phantom Fiber has launched an innovative wireless software framework that empowers enterprises to efficiently deploy commercial and productivity applications with high performance functionality onto java-enabled phones, smartphones and PDA phones across many communication platforms. Phantom Fiber delivers robust and secure, client / server applications, which are able to generate real revenue models and measurable returns. With solutions built for e-commerce, finance, field service, health and entertainment, the technology extends at anytime from anywhere to the hands of a mobile user. For more details on the company, technology and products, please visit www.phantomfiber.com.

Jeff Halloran, President and CEO for Phantom Fiber stated, "Changing the official OTCBB ticker symbol to PHMF follows Phantom Fiber's name change from Pivotal Self-Service Technologies Inc. Our corporate name change and the launch of our new symbol marks the progress our Company has made to break from the past and lead the charge into the lucrative wireless sector. Our clear vision and understanding of the wireless industry's potential coupled with a robust technology framework has positioned us to continue aggressively in new enterprise and entertainment verticals in a global market. With many projects currently on the table, Phantom Fiber will continue to push forward with new opportunities in the wireless sector."

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

About Phantom Fiber Corporation

Phantom Fiber Corporation is the market leader in wireless technology and mobile solutions that empowers any application requiring high performance functionality on today's mobile devices and wireless data communication networks. Phantom Fiber's success is due to its unique ability to deliver a rich client experience without compromising on performance or security. Phantom Fiber extends the enterprise reach anytime, anywhere, on any device.

For more information, please visit www.phantomfiber.com.
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For more information contact:

Redwood Consultants LLC
Jens Dalsgaard
Managing Director
(415) 884-0348
E-mail: jnsd@aol.com
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OR

Phantom Fiber Corporation
Jeff Halloran
President and CEO
(416) 703-4007
Email: jeff@phantomfiber.com
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